Execution Version

TAX MATTERS AGREEMENT

This TAX MATTERS AGREEMENT (this “Agreement”) is entered into as of August 25, 2021, by and among The Parking REIT, Inc., a Maryland corporation (the “Company”), MVP REIT II Operating Partnership, L.P., a Maryland limited partnership (the “Operating Partnership”), and each Protected Partner identified as a signatory on Schedule I, as amended from time to time.

RECITALS

WHEREAS, the Company, the Operating Partnership, and certain other persons have entered into that certain Equity Purchase and Contribution Agreement dated January 8, 2021 (including all exhibits thereto and agreements contemplated thereby, the “Transaction Documentation”), and pursuant to Section 1.2 thereof certain assets and entities in which the Protected Partners are (direct or indirect) owners are to be contributed to the Operating Partnership in exchange for equity therein (the “Contribution Transaction”);

WHEREAS, as a condition to engaging in the Contribution Transaction, and as an inducement to enter into the Transaction Documentation, the parties hereto are entering into this Agreement; and

WHEREAS, this Agreement is intended to be pursuant to Sections 4.8, 7.3.C(2), and 15.10 of the Operating Partnership’s Amended and Restated Agreement of Limited Partnership dated as of the date hereof (the “OP Agreement);

NOW, THEREFORE, in consideration of the promises and mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I DEFINED TERMS

For purposes of this Agreement the following terms shall apply:

Section 1.1            “20% Termination” has the meaning set forth in the definition of “Guaranty Indemnification Period”.

Section 1.2            “50% Termination” has the meaning set forth in the definition of “Guaranty Indemnification Period”.

Section 1.3            “Affiliate” means, with respect to any Person, any Person directly or indirectly controlling or controlled by or under common control with such Person.  For the purposes of this definition, “control” when used with respect to any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing.  For the avoidance of doubt, neither the Company nor the Operating Partnership (nor any of their respective subsidiaries) shall be treated as an Affiliate of any Protected Partner.

Section 1.4            “Agreement” has the meaning set forth in the preamble.

Section 1.5            “Approval of the Partners’ Representatives” means the written approval of at least two (2) of the Partners’ Representatives with respect to any matter or transaction (for the avoidance of doubt, no vote in favor of any transaction by any of the Partners’ Representatives or any of their Affiliates in their capacity as owners of shares of the Company or OP Units shall constitute such approval).

Section 1.6            “Approved Liability” means:

(a)                A liability of the Operating Partnership (or of an entity whose separate existence from the Operating Partnership is disregarded for federal income tax purposes) with respect to which all of the following requirements are satisfied:

(i)                 the liability is secured by real property or other assets (the “Collateral”) owned directly or indirectly by the Operating Partnership (or by an entity whose separate existence from the Operating Partnership is disregarded for federal income tax purposes);

(ii)               on the date on which the Operating Partnership designated such liability as an Approved Liability, the outstanding principal amount (and any accrued and unpaid interest) of the liability and any other Approved Liabilities secured by such Collateral at such time was no more than 70% of the fair market value (as reasonably determined in good faith by the Operating Partnership) of the Collateral at such time, provided that if interest on such liability is not required to be paid at least annually or if the documents evidencing such liability permit the borrower to borrow additional amounts that are secured by the Collateral, the outstanding principal amount of such liability shall include the maximum amount that could be so added to the principal amount of such liability without a default;

(iii)             the liability constitutes “qualified nonrecourse financing” as defined in Section 465(b)(6) of the Code with respect to the Protected Partners (disregarding the Guarantees by the Guaranty Partners);

(iv)             no other person has executed any guarantees with respect to such liability other than: (A) guarantees by the Protected Partners; (B) guarantees by Affiliates of the Operating Partnership, provided that each applicable Protected Partner indemnifies each such Affiliate against any liability of such Affiliate (to the extent such liability does not exceed such Protected Partner’s Required Liability Amount) arising solely from the existence or performance of such guaranty; and (C) recourse carve out guaranties (i.e., bad-boy guaranties); and

(v)               the Collateral does not provide security for another liability (other than another Approved Liability) that ranks senior to, or pari passu with, the liability described in clause (i) above.

For purposes of determining whether clause (ii) has been satisfied in situations where one or more potential Approved Liabilities are secured by more than one item of Collateral, the Operating Partnership shall allocate such liabilities among such items of Collateral in proportion to their relative fair market values (as reasonably determined in good faith by the Operating Partnership);

(b)               A liability of the Operating Partnership that:

(i)                 is not secured by any of the assets of the Operating Partnership and is a general, recourse obligation of the Operating Partnership; and

(ii)               is not provided by a lender that has an interest in the Operating Partnership or is related to the Operating Partnership within the meaning of Section 465(b)(3)(C) or the Code; or

(c)                Any other indebtedness approved by the Partners’ Representatives (or their successors or designees) in their sole and absolute discretion, provided that all liabilities to which properties directly or indirectly contributed to the OP are subject on the Closing Date and for which any Protected Partner (and/or its direct or indirect owners) is liable, or as to which any such person is the lender on the Closing Date, shall constitute Approved Liabilities (such liabilities, the “Initial Liabilities”).

Section 1.7            “Closing Date” has the meaning assigned to it in the applicable Transaction Documentation.

Section 1.8            “Code” the Internal Revenue Code of 1986, as amended.

Section 1.9            “Collateral” has the meaning set forth in the definition of “Approved Liability.”

Section 1.10        “Company”  has the meaning set forth in the preamble.

Section 1.11        “Contribution Transaction” has the meaning set forth in the preamble.

Section 1.12        “Debt Gross Up Amount” has the meaning set forth in definition of “Make Whole Amount.”

Section 1.13        “Debt Notification Event” means, with respect to a Nonrecourse Liability or an Approved Liability, any transaction in which such liability shall be refinanced, otherwise repaid (excluding for this purpose, scheduled payments of principal occurring prior to the maturity date of such liability), or guaranteed by any of the Company, the Operating Partnership, or one or more of their Affiliates, or guaranteed by one or more partners of the Operating Partnership.

Section 1.14        “Exchange” has the meaning set forth in Section 2.1(b).

Section 1.15        “Fundamental Transaction” means a merger, consolidation or other combination of the Operating Partnership with or into any other entity, a transfer of all or substantially all of the assets of or direct or indirect interests in the Operating Partnership, any reclassification, recapitalization or change of the outstanding equity interests of the Operating Partnership, a conversion of the Operating Partnership into another form of entity (including by means of a tax election) or any other transaction or tax election, however structured or effected, that would have a tax impact on one or more Protected Partners that is similar to the impact any of the foregoing would have, including without limitation a distribution of property with respect to which Code Section 704(c)(1)(B) or 737 would require the recognition of gain on a Protected Property by a Protected Partner.  A Fundamental Transaction that occurs during the Property Indemnification Period but structured so as not to result in the recognition of all of the 704(c) gains on Protected Property (or a Protected Partner’s gain in its direct or indirect interests in the Operating Partnership) shall nevertheless be considered to be a Property Indemnification Period Transfer in which all such gains were recognized by the Protected Partners unless all relevant successor and other entities shall have agreed in writing for the benefit of the Protected Partners that all of the restrictions contained in this Agreement shall continue to apply for the periods herein specified.

Section 1.16        “Gross Up Amount” has the meaning set forth in definition of “Make Whole Amount.”

Section 1.17        “Guaranty” means an enforceable guarantee on the form attached hereto as Exhibit D (or such other form as shall be provided by the Partners’ Representative and approved by the Operating Partnership, which approval shall not be unreasonably withheld), of one or more Approved Liabilities.  A Guaranty may be executed by a Protected Partner and/or by its direct or indirect owners as determined by each Protected Partner in its sole discretion.

Section 1.18        “Guaranteed Liability” means the Initial Liabilities and any other Approved Liability that is guaranteed with a Guaranty, in whole or in part, by one or more Protected Partners or one or more of their direct or indirect owners in accordance with this Agreement.

Section 1.19        “Guaranty Indemnification Period” means the period commencing on the Closing Date and ending on the tenth (10th) anniversary of the Closing Date; provided, however, that such period shall end with respect to any Protected Partner (i) to the extent that such Partner owns less than twenty percent (20%) of the OP Units originally received by the Protected Partner in the Contribution Transaction, disregarding the sale, exchange or other disposition of any such OP Units sold, exchanged or otherwise disposed of by the Protected Partner in a Permitted Disposition (such an event, a “20% Termination”), and (ii) to the extent that at any date after the seventh (7th) anniversary of the Closing Date such Partner owns less than fifty percent (50%) of the OP Units originally received by the Protected Partner in the Contribution Transaction, disregarding the sale, exchange or other disposition of any such OP Units sold, exchanged or otherwise disposed of by the Protected Partner in a Permitted Disposition (such an event, a “50% Termination”).

Section 1.20        “Guaranty Opportunity” has the meaning set forth in Section 2.4(b).

Section 1.21        “Initial Liabilities” has the meaning set forth in the definition of Approved Liabilities. A preliminary estimate of Initial Liabilities is set forth on Exhibit C.

Section 1.22        “Make Whole Amount” means:

(a)                with respect to any Protected Partner that recognizes gain as a result of a Property Indemnification Period Transfer, the sum of (i) the product of (x) the income and gain recognized by such Protected Partner under Section 704(c) of the Code (or, in the case of a Property Indemnification Period Transfer not giving rise to property level gain, a portion of the income and gain recognized by such Protected Partner equal to the full amount of remaining Section 704(c) income or gain that would have been recognized by such Protected Partner had the Partnership directly sold all the Protected Properties for their respective fair market values) in respect of such Property Indemnification Period Transfer (taking into account, in the case of a property transfer, any adjustments under Section 743 of the Code to which such Protected Partner is entitled) multiplied by (y) the Make Whole Tax Rate, plus (ii) an amount equal to the combined federal, applicable state and local income taxes (calculated using the Make Whole Tax Rate) imposed on such Protected Partner as a result of the receipt by such Protected Partner of payments under Section 2.2 (such amount, which for avoidance of doubt is intended to constitute a full reimbursement on an after-tax basis for the taxes on income and gain recognized by such Protected Partner and described in clause (i)(x) above, being referred to as the “Gross Up Amount”); provided, however, that the Gross Up Amount shall be computed without regard to any losses, credit, or other tax attributes that such Protected Partner might have that would reduce its actual tax liability; and

(b)               with respect to any Protected Partner that recognizes gain as a result of a breach by the Operating Partnership of the provisions of Section 2.4 hereof, the sum of (i) the product of (x) the income and gain recognized by such Protected Partner by reason of such breach, multiplied by (y) the Make Whole Tax Rate, plus (ii) an amount equal to the combined federal, applicable state and local income taxes (calculated using the Make Whole Tax Rate) imposed on such Protected Partner as a result of the receipt by such Protected Partner of payments under Section 2.4 (such amount, which for avoidance of doubt is intended to constitute a full reimbursement on an after-tax basis for taxes on income and gain recognized by such Protected Partner as a result of a breach by the Operating Partnership of the provisions of Section 2.4 hereof, being referred to as the “Debt Gross Up Amount”); provided, however, that the Debt Gross Up Amount shall be computed without regard to any losses, credit, or other tax attributes that such Protected Partner might have that would reduce its actual tax liability.

For purposes of calculating the amount of Section 704(c) gain that is allocated to a Protected Partner under this Agreement, (i) subject to clause (ii) following, any “reverse Section 704(c) gain” allocated to such Protected Partner pursuant to Treasury Regulations § 1.704-3(a)(6) shall not be taken into account, and (ii) if, as a result of adjustments to the Gross Asset Value (as defined in the OP Agreement) of the Protected Properties (pursuant to clauses (ii) or (iv) of the definition of Gross Asset Value as set forth in the OP Agreement), all or a portion of the gain recognized by the Operating Partnership that would have been Section 704(c) gain without regard to such adjustments becomes or is treated as “reverse Section 704(c) gain” or Section 704(b) gain under Section 704 of the Code, then such gain shall continue to be treated as Section 704(c) gain; provided that the total amount of 704(c) gain and income taken into account for purpose of calculating the Make Whole Amount shall not exceed the initial Section 704(c) gain amount as of the Closing Date (whether or not equal to the estimated amount set forth on Exhibit B).

Section 1.23        “Make Whole Tax Rate” means, with respect to a Protected Partner who is entitled to receive a payment under Section 2.2 or Section 2.4, the highest combined statutory U.S. federal, state and local tax rate in respect of the income or gain that gave rise to such payment (and, as applicable, in respect of the Gross Up Amount and the Debt Gross Up Amount), taking into account the character of the income and gain in the hands of such Protected Partner, for the taxable year in which such gain or income is recognized.

Section 1.24        “Nonrecourse Liability” means a liability that is a “nonrecourse liability” for purposes of Section 752 of the Code and the Treasury Regulations thereunder and “qualified nonrecourse financing” as defined in Section 465(b)(6) of the Code.

Section 1.25        “OP Agreement” has the meaning set for in the Recitals.

Section 1.26        “OP Units” means common units of partnership interest in the Operating Partnership.

Section 1.27        “Operating Partnership” has the meaning set forth in the preamble.

Section 1.28        “Partners’ Representatives” means, initially, Manuel Chavez III and Stephanie Hogue, and shall include such replacements and successors appointed by the Protected Partner from time to time.

Section 1.29        “Pass Through Entity” means an entity treated as a partnership, grantor trust, or S corporation for federal income tax purposes.

Section 1.30        “Permitted Disposition” means a sale, exchange or other disposition of OP Units (i) by a Protected Partner: (a) to such Protected Partner’s children, spouse or issue; (b) to a trust for such Protected Partner or such Protected Partner’s children, spouse or issue; (c) in the case of a trust which is a Protected Partner, to its beneficiaries, or any of them, whether current or remainder beneficiaries; (d) to a revocable inter vivos trust of which such Protected Partner is a trustee; (e) in the case of any partnership or limited liability company which is a Protected Partner, to its partners or members; and/or (f) in the case of any corporation which is a Protected Partner, to its shareholders, and (ii) by a party described in clauses (a), (b), (c) or (d) to a partnership, limited liability company or corporation of which the only partners, members or shareholders, as applicable, are parties described in clauses (a), (b), (c) or (d); provided, that for purposes of the definition of Property Indemnification Period and Guaranty Indemnification Period, such Protected Partner shall be treated as continuing to own any OP Units which were subject to a Permitted Disposition unless and until there has been a sale, exchange or other disposition of such OP Units by a permitted transferee which is not another Permitted Disposition.

Section 1.31        “Person” means an individual or a corporation, partnership, trust, unincorporated organization, association, limited liability company or other entity.

Section 1.32        “Property Indemnification Period” means the period commencing on the Closing Date and ending on the tenth (10th) anniversary of the Closing Date; provided, however, that such period shall end with respect to any Protected Partner upon a 20% Termination or a 50% Termination with respect to such Protected Partner.

Section 1.33        “Property Indemnification Period Transfer” has the meaning set forth in Section 2.1(a).

Section 1.34        “Protected Partner” means: (i)  each signatory on Schedule I attached hereto, as amended from time to time; (ii) any person who holds OP Units and who acquired such OP Units from another Protected Partner in a transaction in which such person’s adjusted basis in such OP Units, as determined for federal income tax purposes, is determined, in whole or in part, by reference to the adjusted basis of the other Protected Partner in such OP Units; and (iii) with respect to a Protected Partner that is Pass Through Entity, and solely for purposes of computing the amount to be paid under Section 2.2 or Section 2.4 with respect to such Protected Partner, any person who (y) holds an interest in such Protected Partner, either directly or through one or more Pass Through Entities, and (z) is required to include all or a portion of the income of such Protected Partner in its own gross income.

Section 1.35        “Protected Property” means each property identified on Exhibit A hereto and each property acquired in Exchange for a Protected Property as set forth in Section 2.1(b).

Section 1.36        “Required Liability Amount” means, with respect to each Protected Partner and from time to time during the Guarantee Indemnification Period, an amount equal to the greater of (i) 100% of the “negative tax capital account balance” of such Protected Partner (or if greater the sum of the “negative tax capital account balances” of all of its direct or indirect owners having “negative tax capital account balances” that are not partnerships or grantor trusts for federal income tax purposes) as of such time, or (ii) $10,000,000, or in each case such other amount as the parties may agree.

Section 1.37        “Section 2.4 Notice” has the meaning set forth in Section 2.4(c).

Section 1.38        “Transaction Documentation” has the meaning set forth in the preamble.

Section 1.39        “Transfer” means any direct or indirect sale, exchange, transfer or other disposition, whether voluntary or involuntary.

Section 1.40        “Treasury Regulations” means the income tax regulations under the Code, whether such regulations are in proposed, temporary or final form, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

ARTICLE II

TAX MATTERS

Section 2.1            Taxable Transfers.

(a)                Unless the Operating Partnership receives the Approval of the Partners’ Representatives with respect to a Property Indemnification Period Transfer, during the Property Indemnification Period, the Operating Partnership shall indemnify the Protected Partners as set forth in Section 2.2 if the Operating Partnership or any entity in which the Operating Partnership holds a direct or indirect interest shall cause or permit (i) any Transfer of all or any portion of a Protected Property (including any interest therein or in any entity owning, directly or indirectly, the Protected Property) in a transaction that would result in the recognition of taxable income or gain by any Protected Partner under Section 704(c) of the Code, or (ii) any Fundamental Transaction that would result in the recognition of taxable income or gain to any Protected Partner (such a Fundamental Transaction and such a Transfer, collectively a “Property Indemnification Period Transfer”).

(b)               Section 2.1(a) shall not apply to any Property Indemnification Period Transfer of a Protected Property (including any interest therein or in the entity owning, directly or indirectly, the Protected Property): (i) in a transaction in which no gain is required to be recognized by a Protected Partner (an “Exchange”), including a transaction qualifying under Section 1031 or Section 721 (or any successor statutes) of the Code; provided, however, that any property acquired by the Operating Partnership in the Exchange shall remain subject to the provisions of this Article II in place of (for Section 1031 type transactions) or in addition to (for Section 721 type transactions) the exchanged Protected Property for the remainder of the Property Indemnification Period; (ii) as a result of the condemnation or other taking of any Protected Property by a governmental entity in an eminent domain proceeding or otherwise, provided that the Operating Partnership shall use commercially reasonable efforts to structure such disposition as either a tax-free like-kind exchange under Section 1031 or a tax-free reinvestment of proceeds under Section 1033, provided that in no event shall the Operating Partnership be obligated to acquire or invest in any property that it otherwise would not have acquired or invested in.

(c)                For any taxable Transfer of all or any portion of any property of the Operating Partnership which is not a Property Indemnification Period Transfer, the Operating Partnership shall use commercially reasonable efforts to cooperate with the Protected Partners to minimize any taxes payable by the Limited Partners in connection with any such Transfers.

Section 2.2            Indemnification for Taxable Transfers.

(a)                In the event of a Property Indemnification Period Transfer described in Section 2.1(a), each Protected Partner shall, within 30 days after the closing of such Property Indemnification Period Transfer, receive from the Operating Partnership an amount of cash equal to the estimated Make Whole Amount applicable to such Property Indemnification Period Transfer.  If it is later determined that the true Make Whole Amount applicable to a Protected Partner exceeds the estimated Make Whole Amount applicable to such Protected Partner, then the Operating Partnership shall pay such excess to such Protected Partner within 90 days after the closing of the Property Indemnification Period Transfer, and if such estimated Make Whole Amount exceeds the true Make Whole Amount, then such Protected Partner shall promptly refund such excess to the Operating Partnership, but only to the extent such excess was actually received by such Protected Partner.

(b)               Notwithstanding any provision of this Agreement to the contrary, the sole and exclusive rights and remedies of any Protected Partner under Section 2.1(a) shall be a claim against the Operating Partnership for the Make Whole Amount as set forth in this Section 2.2, and no Protected Partner shall be entitled to pursue a claim for specific performance of the covenants set forth in Section 2.1(a) or bring a claim against any person that acquires a Protected Property from the Operating Partnership in violation of Section 2.1(a).

(c)                For the avoidance of doubt, a vote in favor of a Property Indemnification Period Transfer by a Protected Partner in its capacity as an owner of OP Units or shares of the Company shall not constitute a waiver of such Protected Partner’s right to indemnification pursuant to this Section 2.2 as a result of such Property Indemnification Period Transfer.

Section 2.3            Section 704(c) Methodology.  The Operating Partnership shall use, and shall cause any other entity in which the Operating Partnership has a direct or indirect interest to use, the traditional method (without curative allocations) under Treasury Regulations Section 1.704-3(b) for purposes of making allocations under Section 704(c) of the Code with respect to the Protected Properties to take into account the book-tax disparities as of the date the Protected Properties are directly or indirectly contributed, and with respect to any revaluation of each Protected Property pursuant to Treasury Regulations Sections 1.704-1(b)(2)(iv)(f), 1.704-1(b)(2)(iv)(g) and 1.704-3(a)(6), with no “curative allocations,” “remedial allocations” or adjustments to other items to offset the effect of the “ceiling rule” on some or all of the initial Section 704(c) gain amount as of the Closing Date (whether or not equal to the estimated amount set forth on Exhibit B).  A good faith estimate of the initial amount of Section 704(c) gain allocable to each Protected Partner as of the Closing Date of the Transaction is set forth on Exhibit B hereto.  The parties acknowledge that the initial amount of such Section 704(c) gain may be adjusted over time as required by Section 704(c) of the Code and the Regulations promulgated thereunder.

Section 2.4            Approved Liability Maintenance and Allocation.

(a)                During the Guaranty Indemnification Period, the Operating Partnership shall: (i) maintain on a continuous basis an amount of Approved Liabilities available to be guaranteed by the Protected Partners at least equal to the Required Liability Amount; and (ii) provide the Partners’ Representatives, promptly upon request, with a description of the nature and amount of any such Approved Liabilities that are available to be guaranteed by the Protected Partners pursuant to Section 2.4(b) of this Agreement.  For the avoidance of doubt, and notwithstanding any other provision of this Agreement, the Operating Partnership shall not be required to maintain any amount of Approved Liabilities in excess of the aggregate Required Liability Amount of all Protected Partners.

(b)               (i) During the Guaranty Indemnification Period, the Operating Partnership shall provide each Protected Partner (including, for avoidance of doubt, its direct or indirect owners) with the opportunity to execute a Guaranty of one or more Approved Liabilities in an amount up to such Protected Partner’s Required Liability Amount (each such opportunity, a “Guaranty Opportunity”), and (ii) after the Guaranty Indemnification Period, and for so long as a Protected Partner has not had a 20% Termination, the Operating Partnership shall use commercially reasonable efforts to make Guaranty Opportunities available to each Protected Partner and its direct or indirect owners, provided that in the case of this clause (ii) the Operating Partnership shall not be required to incur any indebtedness that it would not otherwise have incurred, as determined by the Operating Partnership in its reasonable discretion; provided, however, that in the case of clauses (i) and (ii), the aggregate amount of all Guarantees required to be made available by the Operating Partnership for execution by all Protected Partners and/or their direct or indirect owners need not exceed the aggregate Required Liability Amount of all Protected Partners.  The Operating Partnership shall have the discretion to identify Approved Liabilities that shall be made available for Guaranty by each Protected Partner.  Each Protected Partner and its indirect owners may allocate the Guaranty Opportunity afforded to such Protected Partner in any manner they choose.  The Operating Partnership agrees to file its tax returns allocating any debt subject to a Guaranty to the applicable Protected Partners.  Each Protected Partner shall bear the costs incurred by it in connection with the execution of any Guaranty to which it is a party.  To the extent a Protected Partner executes a Guaranty, the Operating Partnership shall deliver a copy of such Guaranty to the lender under the Guaranteed Liability promptly after receiving such copy from the relevant Protected Partner.

(c)                During the Guaranty Indemnification Period, the Operating Partnership shall not allow a Debt Notification Event to occur unless the Operating Partnership provides at least thirty (30) days’ written notice (a “Section 2.4 Notice”) to each Protected Partner that may be affected thereby.  The Section 2.4 Notice shall describe the Debt Notification Event and designate one or more Approved Liabilities that may be guaranteed by the Protected Partners pursuant to Section 2.4 of this Agreement.  The Section 2.4 Notice shall be deemed to have been provided when delivered in person or when sent by first class United States mail or by other means of written or electronic communication (including by telecopy, facsimile, electronic mail or commercial courier service) to the Partners’ Representatives.  Any Protected Partner that desires to execute a Guaranty following the receipt of a Section 2.4 Notice shall provide the Operating Partnership with notice thereof within ten (10) days after the date of the Section 2.4 Notice.

(d)               Provided the Operating Partnership satisfies its obligations under Section 2.4(a), (b) and (c) of this Agreement, the Operating Partnership shall have no liability to a Protected Partner under Section 2.4(e) for breach of Section 2.4, whether or not such Protected Partner timely accepts its Guaranty Opportunity.  Furthermore, the Operating Partnership makes no representation or warranty to any Protected Partner concerning the treatment or effect of any guaranty under federal, state, local, or foreign tax law, and bears no responsibility for any tax liability of any Protected Partner or Affiliate thereof that is attributable to a reallocation, by a taxing authority, of debt subject to a guaranty (other than a reallocation that results from any act or omission taken by the Operating Partnership or one of its Affiliates in violation of this Section 2.4 or an act or omission that is indemnifiable under Section 2.4(e) of this Agreement).

(e)                If the Operating Partnership shall fail to comply with any provision of this Section 2.4, the Operating Partnership shall, within thirty (30) days of such failure, make to each Protected Partner who recognizes income or gain as a result of such failure, a payment equal to the estimated Make Whole Amount applicable to such failure.  If it is determined that the true Make Whole Amount applicable to a Protected Partner exceeds the estimated Make Whole Amount applicable to such Protected Partner, then the Operating Partnership shall pay such excess to such Protected Partner within thirty (30) days after the date of such determination, and if such estimated Make Whole Amount exceeds the true Make Whole Amount, then such Protected Partner shall pay such excess to the Operating Partnership within thirty (30) days after the date of such determination, but only to the extent such excess was actually received by such Protected Partner.

(f)                Notwithstanding any provision of this Agreement to the contrary, the sole and exclusive rights and remedies of any Protected Partner for a breach or violation of the covenants set forth in Section 2.4 shall be a claim against the Operating Partnership for the Make Whole Amount as set forth in Section 2.4(e), and no Protected Partner shall be entitled to pursue a claim for specific performance of the covenants set forth in Section 2.4.

Section 2.5            Modification of Tax Representations.  Pursuant to Section 3.4.F of the OP Agreement, the Company as general partner of the Operating Partnership grants to the Protected Partners (and their Affiliates who are partners in the Operating Partnership) the following relaxation of the representations in Section 3.4 of the OP Agreement:  (i) the representations in Section 3.4.A(ii) and 3.4.B(iii), relating to Section 7704(d)(3) of the Code and related party tenants, are qualified by “to the best knowledge after due inquiry” of the applicable partner; and (ii) the representation in Section 3.4.C(iii)(b) is expanded to accommodate up to seventy-five (75) partners.

Section 2.6            Dispute Resolution.  Any controversy, dispute, or claim of any nature arising out of, in connection with, or in relation to the interpretation, performance, enforcement or breach of this Agreement (and any closing document executed in connection herewith) shall be governed by the dispute resolution provisions set forth in the OP Agreement.

ARTICLE III

GENERAL PROVISIONS

Section 3.1            Notices.  All notices, demands, declarations, consents, directions, approvals, instructions, requests and other communications required or permitted by the terms of this Agreement shall be given in the same manner as in the OP Agreement, without regard to Section 2.4 and 7.3.C thereof and any provisions of similar import.

Section 3.2            Titles and Captions.  All Article or Section titles or captions in this Agreement are for convenience only.  They shall not be deemed part of this Agreement and in no way define, limit, extend or describe the scope or intent of any provisions hereof.  Except as specifically provided otherwise, references to “Articles” and “Sections” are to Articles and Sections of this Agreement.

Section 3.3            Pronouns and Plurals.  Whenever the context may require, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa.

Section 3.4            Further Action.  The parties shall execute and deliver all documents, provide all information and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement.

Section 3.5            Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives and permitted assigns.

Section 3.6            Creditors.  Other than as expressly set forth herein, none of the provisions of this Agreement shall be for the benefit of, or shall be enforceable by, any creditor of the Operating Partnership.

Section 3.7            Waiver.  No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach or any covenant, duty, agreement or condition.

Section 3.8            Counterparts.  This Agreement may be executed in counterparts, all of which together shall constitute one agreement binding on all of the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart.  Each party shall become bound by this Agreement immediately upon affixing its signature hereto.

Section 3.9            Applicable Law.  This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Maryland, without regard to the principles of conflicts of law.

Section 3.10        Invalidity of Provisions.  If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect, the validity, legality or enforceability of other remaining provisions contained herein shall not be affected thereby.

Section 3.11        Entire Agreement.  This Agreement contains the entire understanding and agreement among the parties hereto with respect to the subject matter hereof and supersedes any other or prior written or oral understandings or agreements among them with respect thereto.  Without limiting the generality of the foregoing, in the case of any conflict between this Agreement and the OP Agreement, the provisions of this Agreement shall control and take precedence.

Section 3.12        No Rights as Stockholders.  Nothing contained in this Agreement shall be construed as conferring upon the holders of the OP Units any rights whatsoever as stockholders of the Company, including, without limitation, any right to receive dividends or other distributions made to stockholders of the Company or to vote or to consent or to receive notice as stockholders in respect of any meeting of stockholders for the election of directors of the Company or any other matter.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

Company:

THE PARKING REIT, INC,

a Maryland corporation

By:

         Name:  J. Kevin Bland

          Title:  Chief Financial Officer

OPERATING PARTNERSHIP:

MVP REIT II Operating Partnership, L.P.

a Maryland limited partnership

By:   THE PARKING REIT INC.

          a Maryland corporation,

          Its General Partner

         By:

                  Name:  J. Kevin Bland

                  Title :  Chief Financial Officer

 [SIGNATURE PAGE TO TAX MATTERS AGREEMENT]

PROTECTED PARTNERS LISTED ON SCHEDULE I HERETO: COLOR UP, LLC By:___________________________ Name: Manuel Chavez III Title: Chief Executive Officer

[SIGNATURE PAGE TO TAX MATTERS AGREEMENT]

SCHEDULE I

PROTECTED PARTNERS

Color Up, LLC

Schedule I-1

EXHIBIT A

PROTECTED PROPERTIES

1.         The technology platform described on Section 1.2 of the Disclosure Schedule to the Transaction Documentation.

2.         322 Streeter, 312 East Illinois Street, Chicago, IL 60611, including all land, leasehold interests (including but not limited to interests of a lessor or lessee therein), rights and interests in land, and in any buildings, structures, improvements, furnishings and fixtures located on or used in connection with land or interest therein.

3.         1W7 Carpark, 7 W 7th Street, Cincinnati, OH 45202, including all land, leasehold interests (including but not limited to interests of a lessor or lessee therein), rights and interests in land, and in any buildings, structures, improvements, furnishings and fixtures located on or used in connection with land or interest therein.

4.         222W7 Carpark, 222 W 7th Street, Cincinnati, OH 45202, including all land, leasehold interests (including but not limited to interests of a lessor or lessee therein), rights and interests in land, and in any buildings, structures, improvements, furnishings and fixtures located on or used in connection with land or interest therein.

Exhibit A-1

EXHIBIT B

ESTIMATED ALLOCATIONS OF SECTION 704(c) GAIN

Protected Property	Protected Partner	§ 704(c) Gain*
1. Technology Platform 2. 322 Streeter 3. 1W7 Carpark 4. 222W7 Carpark	Color Up, LLC	$4,000,000
	Color Up, LLC	$4,125,000
	Color Up, LLC	$18,000,000
	Color Up, LLC	$17,000,000

*Approximately as of July 31, 2021

Exhibit B-1

EXHIBIT C

INITIAL LIABILITIES

Initial Liability	Protected Partner	Principal Balance on Closing Date*
Mortgage Loan to 1W7 Carpark, LLC dated 2/5/18 from Associated Bank, N.A. in the original principal amount of $11,000,000	Color Up, LLC	$10,295,152.78
Mortgage Loan to 222W7, LLC dated 9/15/17 from Associated Bank, N.A. in the original principal amount of $8,250,000	Color Up, LLC	$8,119,158.00
Mortgage Loan to 322 Streeter, LLC dated 2/13/20 from American National Insurance Company in the original principal amount of $25,900,000 plus deferred interest of $301,495.68	Color Up, LLC	$26,201,495.68
Equipment Purchase Loan and Security Agreement to Bombe, Ltd. on behalf of 1W7 Carpark, LLC and 222W7, LLC from FlashParking, Inc. dated 4/9/2019 in the original principal amount of $339,332.50	Color Up, LLC	$202,814.86

*Approximately as of July 31, 2021

Exhibit C-1

EXHIBIT D

FORM OF GUARANTY

[See Attached]

Exhibit D-1